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                                                                   Exhibit 23.1




                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Given Imaging Ltd.

We consent to the use of our report dated February 10, 2004, with respect to the consolidated balance sheets of Given Imaging Ltd. (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2003, included herein and to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

May 24, 2004